Exhibit 99.2
Item 9.01(b)
Sculptor Diversified Real Estate Income Trust, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet

On May 1, 2026, Sculptor Diversified Real Estate Income Trust, Inc. (the “Company”), through its wholly owned subsidiary, MIH Investor LLC, entered into a joint venture (the “MIH Member JV”) with Sculptor Real Estate MI Fund, LP (“MI Fund”), Sculptor Real Estate Parallel Fund V D Co-Investments, LP (“Fund V D”), and Sculptor Real Estate Fund V C Co-Investments, LP (“Fund V C”), each of which is an investment fund managed by affiliates of Sculptor Advisors LLC, the Company’s Adviser. The Company committed to contribute $87.0 million to the MIH Member JV for a 33% interest. In July 2026, MI Fund contributed additional capital to MIH Member JV and reduced MIH Investor LLC’s percentage interest in MIH Member JV to 27%. The remaining interests of 53%, 9% and 11% are held by MI Fund, Fund V D and Fund V C, respectively. In accordance with the amended and restated operating agreement of MIH Member JV, MI Fund has the exclusive authority over management and operational decisions.

Also on May 1, 2026, the MIH Member JV entered into a joint venture (the “MIH JV”) with Trinity Hotel Acquisitions LLC (“Trinity”), pursuant to which the MIH Member JV holds an 85% interest and Trinity holds a 15% interest in the MIH JV.

On May 1, 2026, the MIH JV acquired the JW Marriott Marco Island Beach Resort (the “Property” or the “acquired business”) from Marco Hotel LLC and HB Naples Golf Owner LLC (collectively, the “Owner”), a hotel and resort property located at 400 South Collier Boulevard, Marco Island, Florida. The Property includes a beach resort with private beachfront land and two golf courses. The MIH JV acquired a fee simple interest in the Property. The aggregate purchase price was $835.0 million, exclusive of transaction costs. The acquisition was funded with $690.0 million of proceeds from a mortgage loan and the remainder from equity contributions from the members of the MIH JV (approximately $60.2 million of which was contributed by MIH Investor LLC).

The Company has elected the fair value option for its equity method investment in MIH Member JV. Accordingly, the Company is not required to present full pro forma financial information under Article 11 of Regulation S-X. As subsequent changes in the fair value of the investment will be recognized in earnings and because future fair value adjustments cannot be objectively determined, no pro forma consolidated statement of operations has been included.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2026 is presented as if the investment in MIH Member JV and the acquisition of the Property had been completed on March 31, 2026.

The following unaudited pro forma condensed consolidated balance sheet has been prepared to comply with Article 11 of Regulation S-X, as promulgated by the SEC. The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the financial statements of the Company and the accompanying notes presented in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026 and Annual Report on Form 10-K for the year ended December 31, 2025. The unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of what the actual financial position would have been had the investment in MIH Member JV and the acquisition of the Property and the related financing occurred on March 31, 2026.

Sculptor Diversified Real Estate Income Trust, Inc.
Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2026
(Unaudited, in thousands except share and per share data)

	SDREIT Historical	The Property Acquisition		SDREIT Pro Forma
Assets:
Investment in real estate, net	$606,698	$—		$606,698
Investment in an unconsolidated entity	1,710	—		1,710
Investment in an unconsolidated entity, at fair value	—	60,235	(a), (b)	60,235
Investments in real estate debt	169,918	—		169,918
Cash and cash equivalents	33,515	(13,683)	(a), (b)	19,832
Restricted cash	16,235	—		16,235
Deferred rent and other receivables	6,404	—		6,404
Goodwill	34,458	—		34,458
Lease intangible assets, net	48,506	—		48,506
Other assets	11,498	(5,150)	(a), (b)	6,348
Total assets	$928,942	$41,402		$970,344
Liabilities
Mortgages and other loans payable, net	338,947	—		338,947
Revolving credit facility	13,654	—		13,654
Accounts payable and other liabilities	24,016	—		24,016
Financing obligation, net	22,959	—		22,959
Due to related parties	3,075	—		3,075
Lease intangible liabilities, net	40,834	—		40,834
Total liabilities	$443,485	$—		$443,485
Commitments and contingencies	—	—		—
Redeemable noncontrolling interest in Operating Partnership	6,234	—		6,234
Equity
Common stock, Class F shares, $0.01 par value per share, 300,000,000 shares authorized; 23,204,852 shares issued and outstanding	232	—		232
Common stock, Class FF shares, $0.01 par value per share, 300,000,000 shares authorized; 6,182,549 shares issued and outstanding	62	—		62
Common stock, Class E shares, $0.01 par value per share, 100,000,000 shares authorized; 14,421,419 shares issued and outstanding	144	35	(b)	179
Common stock, Class AA shares, $0.01 par value per share, 300,000,000 shares authorized; 7,782,685 shares issued and outstanding	78	—		78
Common stock, Class A shares, $0.01 par value per share, 300,000,000 shares authorized; 777,596 shares issued and outstanding	8	—		8

Sculptor Diversified Real Estate Income Trust, Inc.
Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2026
(Unaudited, in thousands except share and per share data)

Common stock, Class I-S shares, $0.01 par value per share, 100,000,000 shares authorized; 61,066 shares issued and outstanding	1	—		1
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized, no shares issued and outstanding	—	—		—
Additional paid-in capital	543,555	41,367	(b)	584,922
Accumulated deficit and cumulative distributions	(81,092)	—		(81,092)
Total stockholders' and members' equity	462,988	41,402		504,390
Non-controlling interest in the consolidated subsidiaries	16,235	—		16,235
Total equity	479,223	41,402		520,625
Total liabilities and equity	$928,942	$41,402		$970,344

(a)The $60.2 million represents the Company's capital contribution to MIH Member JV, which represents the Company's pro rata share to fund MIH JV's acquisition of the Property, inclusive of transaction costs and working capital. The Company will account for its investment in MIH Member JV under the equity method and will elect the fair value option pursuant to Accounting Standards Codification 825, Financial Instruments. As a result, the investment is included as Investment in unconsolidated joint venture on the Company's consolidated balance sheet as of March 31, 2026.

The following table summarizes the preliminary purchase price allocation of the $835.0 million of the purchase price of the Property by MIH JV, exclusive of transaction costs and working capital. The acquisition was funded with $690.0 million of proceeds from a mortgage loan incurred by MIH JV.

Assets acquired:	(in thousands)
Building Improvements	$706,225
Site Improvements	64,016
Land	22,556
FF&E	42,203
Total identifiable assets	$835,000

(b)The acquisition of the Property was funded using a combination of the Company’s available cash on hand, deposits previously paid prior to closing, and a drawdown of capital commitment from an affiliated investment platform, for which Class E shares were issued. The following table summarizes the sources of funds for the acquisition (in thousands):

Sources of Cash
Cash and cash equivalents on hand	$13,683
Deposits previously paid prior to closing	5,150
Drawdown of capital commitment	41,402
Total sources of funds utilized for acquisition	$60,235